Exhibit 99.1

News Release
For Immediate Release: July 28, 2020
H&R Block Reports Tax Return Volume Through July 17; Fiscal 2021 First Quarter Results to be Released September 1
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today released its preliminary results for the recent U.S. tax season that was extended due to the coronavirus pandemic. Total U.S. tax returns prepared by or through H&R Block were 21.2 million for the period of May 1, 2019 through July 17, 2020, an increase of 0.7 million, or 3.3%, when compared to May 1, 2018 through July 17, 2019.
“I could not be prouder of the agility and resilience demonstrated by our team,” said Jeff Jones, H&R Block’s president and chief executive officer. “While facing unprecedented disruption to all facets of daily life, we served more clients than last year by delivering expertise and care, while accelerating our efforts to digitally enable all aspects of our business.”
Tax Season Results
The increase in tax returns was led by DIY online filings (excluding Free File returns) of 6.7 million, resulting in growth of 10.6%. This was the fourth consecutive year of growth in the DIY business driven by continued product innovation, competitive pricing, and increased awareness. Total Assisted filings were 11.5 million which represented a decline of 2.8%. As the company shared in its most recent quarterly earnings call, the challenging operating environment due to the COVID-19 pandemic and various state and local orders limited the company’s ability to operate its retail network.
“Our DIY growth was strong, and we continued to receive positive client feedback and third-party accolades on the product,” said Jones. “Following a strong start to the tax season in our Assisted business, we were on track to deliver our outlook for the year. During the extension period, despite our modified operating model, we finished strong and exceeded our expectations. We will continue to build on our leading capabilities to deliver our human advantage in innovative ways.”
The aforementioned results are included in a table attached to this press release.
Given the unusual nature of the tax season, there are elements of the industry data, such as paper filings and returns related to economic stimulus payments, that continue to shift week to week making it difficult to draw relevant comparisons. The company intends to provide additional perspective during its fiscal 2021 first quarter earnings call in September.
H&R Block to Announce Fiscal 2021 First Quarter Results on September 1
H&R Block will report fiscal 2021 first quarter results on Tuesday, September 1, 2020 after the New York Stock Exchange market close. At that time, a copy of the press release will be available on the company’s investor relations website at https://investors.hrblock.com.
A conference call for analysts, institutional investors, and shareholders will be held at 4:30 p.m. Eastern time on Tuesday, September 1, 2020. During the conference call the company will discuss fiscal 2021 first quarter results, tax season 2020 results, outlook, and a general business update. To access the call, please dial the number below approximately 5 minutes prior to the scheduled starting time:

U.S./Canada (866) 987-6821 or International (630) 652-5951
Conference ID: 2117669
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at https://investors.hrblock.com. The presentation will be posted on the Quarterly Results page at https://investors.hrblock.com following the conclusion of the call.
A replay of the call will be available beginning at 7:30 p.m. Eastern time on Tuesday, September 1, 2020 and continuing for seven days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 2117669. The webcast will be available for replay beginning on Wednesday, September 2, 2020 and continuing for 90 days at https://investors.hrblock.com.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation, financial services, and small business solutions. The company is disrupting the tax industry by providing consumers price transparency and with digital platforms such as Tax Pro GoSM. H&R Block believes the best solutions blend digital capabilities with human expertise and care. For more information visit the H&R Block Newsroom and follow @HRBlockNews.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could," "may," or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes, or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They also include the expected impact of the coronavirus (COVID-19) pandemic, including, without limitation, the impact on economic and financial markets, the Company’s capital resources and financial condition, the expected use of proceeds under the Company’s revolving credit facility, future expenditures, potential regulatory actions, such as extensions of tax filing deadlines or other related relief, changes in consumer behaviors and modifications to the Company’s operations related thereto. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Susan Waldron, (816) 854-5522, susan.waldron@hrblock.com
TABLE FOLLOWS

Exhibit 99.1

U.S. TAX OPERATING DATA
	May 1, 2019 through July 17, 2020	May 1, 2018 through July 17, 2019	% Change

U.S. Tax Returns Prepared: (in 000s) (1) (2)
Company-owned operations	8,145	8,412	(3.2)%
Franchise Operations	3,324	3,389	(1.9)%
Total H&R Block Assisted	11,469	11,801	(2.8)%

Desktop	1,983	1,986	(0.2)%
Online	6,704	6,059	10.6%
Total H&R Block DIY	8,687	8,045	8.0%

IRS Free File	1,034	675	53.2%
Total H&R Block U.S. Returns	21,190	20,521	3.3%

Net Average Charge: (3)
Company-owned operations	$229.11	$231.57	(1.1)%
Franchise operations (4)	217.62	216.73	0.4%
DIY	31.41	32.87	(4.4)%

(1)
An assisted tax return is defined as a current or prior year individual tax return that has been accepted and paid for by the client, including Tax Pro GoSM and Tax Pro ReviewSM returns, and business returns. A DIY return is defined as a return that has been electronically filed and accepted by the IRS. Also included are online returns paid and printed.

(2)	Amounts have been reclassified between company-owned and franchise operations for offices which were refranchised or repurchased by the company during the periods presented.

(3)	Net average charge is calculated as tax preparation fees divided by tax returns prepared. For DIY, net average charge excludes IRS Free File.

(4)
Net average charge related to H&R Block Franchise Operations represents tax preparation fees collected by H&R Block franchisees divided by returns prepared in franchise offices. H&R Block will recognize a portion of franchise revenues as franchise royalties based on the terms of franchise agreements.